UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )s

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CANOPY GROWTH CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2024

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive offices)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2024, Canopy Growth Corporation (the “Company”) entered into a Mutual Separation Agreement (the “Separation Agreement”) with David Klein, the Company’s Chief Executive Officer (“CEO”), pursuant to which Mr. Klein will remain as CEO until the earlier of: (i) March 31, 2025; or (ii) the date that a new CEO commences employment (the “End Date”). During the period from now through March 31, 2025 (even if a new CEO commences employment before that date), Mr. Klein will continue to receive his current base salary (U.S. $750,000, on an annualized basis), a perquisite payment of CAD $125,000 per year, vacation and benefits. In addition, Mr. Klein will be eligible to receive his full year short-term incentive bonus for the fiscal year ending March 31, 2025 (the “STI”), if and as earned pursuant to the terms of the STI plan for this fiscal year, even if a new CEO commences employment prior to March 31, 2025.

Beginning on the End Date, Mr. Klein’s title and position will change from CEO to that of Special Advisor to the board of directors (the “Board”) of the Company. Mr. Klein’s duties as Special Advisor will be limited to providing transition advice to the Board and/or to the new CEO by way of email or virtual or in person meetings.

Mr. Klein’s base salary will change effective as of April 1, 2025 to reflect his new title and position of Special Advisor to the Board, to the fixed amount of U.S. $5,000 per month (subject to statutory deductions) (the “Special Advisor Compensation”), and Mr. Klein will no longer be entitled to a perquisite payment, short-term incentive compensation or benefits. Mr. Klein has agreed to remain employed by the Company in the role of Special Advisor to the Board until August 31, 2025 (the “Resignation Date”), at which point he will be deemed to have resigned from the Company.

Pursuant to the terms of the Separation Agreement, if Mr. Klein moves into the position of Special Advisor to the Board prior to April 1, 2025, he will commit to making himself available in that role, to work on matters assigned by the Board as set out above until April 1, 2025. If Mr. Klein only moves into the position of Special Advisor effective as of April 1, 2025, then he will be on garden leave as of that date and will no longer provide services to the Company, but shall remain employed by the Company to the Resignation Date (subject to earlier resignation as set out in the paragraph immediately below). In addition, Mr. Klein will continue to receive the Special Advisor Compensation and his unvested equity will continue to vest to the Resignation Date,. If Mr. Klein’s employment is terminated by the Company prior to the Resignation Date, he will be provided with his termination entitlements as set out in his employment agreement.

Notwithstanding the other provisions of the Separation Agreement, in the event that Mr. Klein resigns prior to the Resignation Date, Mr. Klein must provide six weeks advance written notice as set out in his employment agreement, and his compensation as set out above, including his continued vesting of equity, will cease at the end of that six week period.

Under the terms of the Separation Agreement, Mr. Klein will remain in his current roles as both a director of Canopy USA, LLC and a director of the Company until the End Date, at which point Mr. Klein is required to take all required steps to resign from those directorships.

In consideration of the Company’s agreement to provide Mr. Klein with continued employment in the role of Special Advisor to the Board between the End Date and the Resignation Date, Mr. Klein has agreed to sign a Full and Final Release (the “Release”) in favor of the Company. The Release will be held in trust by the Company pending its fulfillment of the terms set out in the Separation Agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Board is in the process of securing a globally recognized search firm to initiate a comprehensive CEO selection process.

Item 7.01	Regulation FD Disclosure.

On August 16, 2024, the Company issued a press release titled “Canopy Growth Announces CEO Succession Plan”, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth and incorporated by reference in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth and incorporated by reference in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1*	Separation Agreement, by and between the Canopy Growth Corporation and David Klein, dated August 15, 2024

99.1	Press release, dated August 16, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain non-material schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of the omitted schedules upon request by the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOPY GROWTH CORPORATION

By:	/s/ Judy Hong
Judy Hong Chief Financial Officer

Date: August 16, 2024

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Exhibit 10.1

August 15, 2024

David Klein

RE:	Mutual Separation Agreement

Dear David:

The purpose of this letter is to confirm the terms of your planned upcoming separation of employment with Canopy Growth Corporation (“Canopy” or the Company"), which separation is at your request. These terms balance your desire to explore other opportunities with our desire to ensure an orderly transition to your successor.

It has been agreed that you will remain as Chief Executive Officer (CEO) of the Company until the earlier of: (i) March 31, 2025; or (ii) the date that a new CEO commences employment (the “End Date”). During the period from now through March 31, 2025 (even if a new CEO commences employment before that date), you will continue to receive your current Base Salary (U.S. $750,000, on an annualized basis), perquisite payment of CAD $125,000/year, vacation and benefits. In addition, you will be eligible to receive your full year short term incentive bonus for the fiscal year ending March 31, 2025 (the “STI”), if and as earned pursuant to the terms of your STI plan for this fiscal year, even if a new CEO commences employment prior to March 31, 2025.

Commencing immediately, you may hold a position on another board of directors providing that the position is not in a direct conflict with your position at Canopy and provided that it does not interfere with your ability to provide Canopy with the required time and attention of your position.

Beginning on the End Date, your title and position will change from CEO to that of Special Advisor to the Canopy Board of Directors. Your duties as Special Advisor will be limited to providing transition advice to the Board or to the new CEO by way of email or virtual or in person meetings.

Your Base Salary will change effective as of April 1, 2025 to reflect the new title and position of Special Advisor to the Board, to the fixed amount of U.S. $5,000 per month (subject to statutory deductions), and you will no longer be entitled to a perquisite payment, STI or benefits. You agree to remain employed by the Company in the role of Special Advisor to the Board until August 31, 2025 (the “Resignation Date”), at which point you will be deemed to have resigned your employment with Canopy.

For clarity, it is understood that if you move into the position of Special Advisor to the Board prior to April 1, 2025, you will commit to making yourself available in that role, to work on matters assigned to you by the Board as set out above. If you only move into the position of Special Advisor effective as of April 1, 2025, then you be on garden leave as of that date and will no longer provide services to Canopy. You may commence working for another non-competitive company from April 1, 2025. You agree that if you move into the position of Special Advisor, it shall not constitute constructive dismissal, and you shall have no claims in relation to same as a result of being placed on garden leave. You will, however, remain employed by the Company to the Resignation Date (subject to earlier resignation as set out in the paragraph immediately below), even though you are on garden leave. In addition, you will continue to receive the applicable above-noted compensation to the Resignation Date, and you will continue to vest your unvested equity as set out immediately below. It is agreed and understood that if your employment is terminated by the Company prior to the Resignation Date, you will be provided with your termination entitlements as set out in your employment agreement dated December 8, 2019, as amended (attached as “Schedule “A”).

Notwithstanding all of the foregoing, in the event that you decide to leave early and resign your employment at any point between today’s date and the Resignation Date, you will instead provide the Company with six weeks of advance written notice as set out in your employment agreement, and your compensation as set out above, including your continued vesting of equity, will cease at the end of that six week period.

Your equity in the Company is set out in the spreadsheet attached to this letter as Schedule “B”. You will continue to vest your unvested equity through to the Resignation Date, in accordance with the terms of each grant and Canopy’s Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Plan”).

It is confirmed that you will remain in your current role as a director of both Canopy USA, LLC and a director of Canopy Growth Corporation until the End Date, at which point you agree to sign all required documents and take all required steps to resign those directorships. Canopy will, as of that date, have you removed from all directorships and have you removed from all licenses related to Canopy or related companies

It is understood and agreed that you have sought this change in your employment status and the Company has not terminated your employment or indicated any wish to do so. As such, it is understood and agreed that you do not have and you will not make any claim on account of termination entitlements, except if the Company decides to terminate your employment prior to the Resignation Date.

In consideration of the Company’s agreement to provide you with continued employment in the role of Special Advisor to the Board between the End Date and the Resignation Date, to permit you to vest a significant amount of equity during the summer of 2025, you agree to sign a Full and Final Release in favour of Canopy. A copy of the Release is attached as Schedule “C”. The Release will be held in trust by Canopy pending its fulfillment of the terms set out in this letter. It is agreed that the Board and named executive officers will execute a non-disparagement agreement in favour of you.

A Record of Employment will be filed with Service Canada upon your interruption of earnings. As this document will be filed electronically, you may wish to consider registering for a “My Service Canada Account.” The Record of Employment will indicate resignation of employment as the reason for issuance.

Effective as of the Resignation Date, you are required to return, in good condition, all Company property, including but not limited to all keys, computers, passcodes to our computer systems, any and all documents in your possession that relate to our businesses and any and all company credit cards.

Finally, we confirm your ongoing obligations of confidentiality to the Company pursuant to the terms of your employment agreement and at common law. We also confirm your ongoing contractual obligations of non-solicitation and non-competition as set out in the Agreement, which are currently in effect and which will continue to run from the Resignation Date. Finally, we wish to remind you that you will have ongoing fiduciary obligations towards Canopy, which include at all times acting in the best interests of the Company.

David, we are pleased to have been able to reach this agreement with you, which is in the best interests of the Company as well as yourself. While you will be with us for a year yet to come, on behalf of the Board, I want to take this opportunity to once again thank you for everything that you have done for Canopy.

Yours very truly,

/s/ David Lazzarato

David Lazzarato

Chair, Board of Directors

I confirm that I have read, understand, and agree to the terms set out in this agreement. I confirm that I have had the opportunity to seek legal advice in relation to same.

/s/ David Klein
David Klein

SCHEDULE “A”

EMPLOYMENT AGREEEMENT

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE “B”

EQUITY

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE “C”

FULL AND FINAL RELEASE

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit 99.1

This news release constitutes a “designated news release” for the purposes of Canopy Growth’s prospectus supplement dated June 6, 2024 to its short form base shelf prospectus dated June 5, 2024.

Canopy Growth Announces CEO Succession Plan

David Klein, CEO to retire at the end of the Company’s fiscal year

Board of Directors expresses continued confidence in the Company’s strategic direction and leadership team

A comprehensive CEO selection process has been initiated to identify a successor

Smiths Falls, ON, August 16, 2024 – Canopy Growth Corporation (“Canopy Growth” or the “Company”) (TSX:WEED, NASDAQ:CGC), a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives, announced today that Mr. David Klein, CEO, Canopy Growth, will be retiring at the conclusion of the Company’s current fiscal year ending March 31, 2025. Until this date or such time that a successor is named, Mr. Klein will continue in his role as CEO and as a member of the Company’s Board of Directors (the “Board”) to advance Canopy Growth’s strategic objectives including profitability and ensure an effective transition.

The Board is in the process of securing a globally recognized search firm to initiate a comprehensive CEO selection process focused on identifying a candidate with the right mix of skills, experience, and expertise to lead the Company in its next chapter of growth.

Since joining Canopy Growth as CEO in January of 2020, Mr. Klein successfully led the transformation and development of Canopy Growth to meet the vast opportunities presented by the global cannabis market. Under his leadership, the Company established a foundation for multi-market cannabis leadership through its transformation to an asset light model in Canada and across a range of international markets, including Germany. In addition, Mr. Klein oversaw the launch and advancement of Canopy USA as a first of its kind structure to offer the Company’s shareholders unique exposure to the rapid growth and opportunity presented by the U.S. cannabis market ahead of federal permissibility.

This announcement follows the Company’s first quarter fiscal year 2025 results, which were issued on August 9 and highlight the progress that has been made in enhancing Canopy Growth’s financial foundation. This includes realizing a 67% increase in gross profit year-over-year, delivering a consolidated gross margin of 35%, and driving a broad-based improvement across key financial metrics.

“Over the past four years, we have transformed Canopy Growth into a focused, asset-light, and financially disciplined organization that is well-positioned for sustainable growth. It has been an honor to lead Canopy Growth through this critical chapter in our evolution, and I am deeply thankful to all our team members for their dedication, and to our shareholders for their support,” said David Klein, CEO, Canopy Growth. “As we look to the next six months and beyond, I remain focused on driving Canopy Growth to profitability while supporting the smooth onboarding of a new CEO to lead the Company forward in its next phase of growth. My experience at Canopy Growth has only deepened my belief in the power of cannabis to improve lives, and I am confident in the ability of our Company and team to continue bringing that vision to life.”

“On behalf of the Board, I want to express our gratitude to David for his exceptional leadership and commitment to Canopy Growth. David has been instrumental in navigating the Company through a major transformation, establishing Canopy USA, and positioning us as a stronger, more focused organization poised for leadership across the most exciting global cannabis markets,’’ said David Lazzarato, Chairman of the Board, Canopy Growth. “The Board remains confident in the Company’s strategic direction as well as its leadership team, and we are committed to appointing a new CEO who will continue to drive our ambitious vision forward, ensuring that the Company remains at the forefront of cannabis innovation and growth.”

Contact Details:

Nik Schwenker

Vice President, Communications

Nik.Schwenker@canopygrowth.com

Tyler Burns

Director, Investor Relations

Tyler.Burns@canopygrowth.com

About Canopy Growth

Canopy Growth is a world leading cannabis company dedicated to unleashing the power of cannabis to improve lives.

Through an unwavering commitment to our consumers, Canopy Growth delivers innovative products with a focus on premium and mainstream cannabis brands including Doja, 7ACRES, Tweed, and Deep Space, in addition to category defining vaporizer technology made in Germany by Storz & Bickel.

Canopy Growth has also established a comprehensive ecosystem to realize the opportunities presented by the U.S. THC market through an unconsolidated, non-controlling interest in Canopy USA, LLC (“Canopy USA”). Canopy USA has closed the acquisitions of approximately 75% of the shares of Lemurian, Inc. (“Jetty”) and two of three Wana entities that make up Wana Brands, being Wana Wellness, LLC and The CIMA Group, LLC, with the full acquisition of Wana expected by end of summer, subject to regulatory approval, once the acquisition of Mountain High Products, LLC is complete. Jetty owns and operates Jetty Extracts, a California-based producer of high- quality cannabis extracts and pioneer of clean vape technology, and Wana Brands is a leading North American edibles brand. Canopy USA has also exercised an option to acquire Acreage Holdings, Inc., a vertically integrated multi-state cannabis operator with principal operations in densely populated states across the Northeast and Midwest.

Beyond its world-class products, Canopy Growth is leading the industry forward through a commitment to social equity, responsible use, and community reinvestment – pioneering a future where cannabis is understood and welcomed for its potential to help achieve greater well-being and life enhancement.

For more information visit www.canopygrowth.com.

References to information included on, or accessible through, our website do not constitute incorporation by reference of the information contained at or available through our website, and you should not consider such information to be part of this press release.